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                                  Exhibit 99.1

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY



GLORIA G. HAFT, ROBERT M. HAFT,   )
AND LINDA G. HAFT,                )
                                  )
                 Petitioners,     )
                                  )
       v.                         )        Civil Action No. 14620
                                  )
LARRY G. SCHAFRAN, BONITA WILSON, )
DOUGLAS BREGMAN, RONALD S. HAFT,  )
HERBERT H. HAFT, and DART GROUP   )
CORPORATION,                      )
                                  )
                 Respondents.     )
_________________________________)
HERBERT H. HAFT,                  )
                                  )
                 Plaintiff,       )
                                  )
                 v.               )        Civil Action No. 14685
                                  )
DART GROUP CORPORATION,           )
RONALD S. HAFT, LARRY G.          )
SCHAFRAN, DOUGLAS M.              )
BREGMAN, BONITA A. WILSON,        )
ROBERT M. HAFT, GLORIA G. HAFT,   )
LINDA G. HAFT, JOHN L. MASON      )
ELLEN V. SIGAL, and MICHAEL RYAN. )
                                  )
                 Defendants.      )


                                STANDSTILL ORDER

       Upon consideration of the application by the parties to the above-captioned cases.

       It is this 6th day of December 1995, hereby ORDERED as follows:

       1. Until further order of the Delaware Court of Chancery, Dart Group Corporation ("Dart") will not recognize any stockholder action seeking to




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change its Certificate of Incorporation or By-Laws;

       2. Until further order of the Delaware Court of Chancery, Dart will not recognize any stockholder action seeking to change the composition of the incumbent Board of Directors of Dart, consisting of Herbert H. Haft, Ronald S. Haft, Larry G. Schafran, Bonita A. Wilson and Douglas Bregman, or any of its subsidiaries;

       3. Until further order of the Delaware Court of Chancery, Dart will not recognize any stockholder action seeking to change the current Haft family officers of Dart or any of its subsidiaries;

       4. Until further order of the Delaware Court of Chancery, Dart will not change its Certificate of Incorporation or By-Laws;

       5. Until further order of the Delaware court of Chancery, Dart will not change the composition of the incumbent Board of Directors of Dart, as defined above, or any of its subsidiaries;

       6. Until further order of the Delaware Court of Chancery, Dart will not change the current Haft family officers of Dart or any of its subsidiaries;

       7. Until further order of the Delaware Court of Chancery, or the United States District Court for the District of Delaware in the litigation pending in that Court for the District of Delaware in the litigation pending in that Court instituted by Robert M. Haft against Dart and its subsidiaries arising out of alleged stock options granted to Robert Haft, Dart will not issue any additional securities in Dart or any of its subsidiaries, except employee stock options issued or to be issued in the ordinary course of business (including stock options issued to new employees) and securities issued pursuant to the exercise of stock options issued to officers and other employees;

       8. Until further order of the Delaware Court of Chancery, Dart, without first giving the other parties hereto not less than seven (7) days written notice, will not take any extraordinary actions, including but not limited to actions that will: (a) liquidate Dart or any of its subsidiaries;
(b) sell any major subsidiary of Dart; or (c) through any debt transaction disadvantage any Class B stockholder. This paragraph shall not be construed to affect Dart's ability to take any legal position its (sic) chooses in the above-captioned cases; to run the businesses of Dart's subsidiaries on a day-to-day basis in the ordinary course of business consistent with past practice; or further implement the Settlement Agreement identified below except as provided in paragraph 9 hereof. For purposes of this Order, "extraordinary actions" shall mean any transaction, contract or agreement, the value of which exceeds $3 million;

       9. Paragraph 8 shall not preclude Dart or Ronald S. Haft from implementing the Settlement Agreement dated October 6, 1995 between Dart and




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Ronald S. Haft (the "Settlement Agreement"), provided however, that nothing contained in this Order shall be construed to limit the ability of any party to object or otherwise challenge judicial approval of the Settlement Agreement or to limit the rights of any party to bring an action for liabilities arising out of the Settlement Agreement or its implementation;

       10. Until further order of the Delaware Court of Chancery, Dart and Ronald S. Haft shall not transfer the Eleven Million, Six Hundred Twenty-One Thousand, Two Hundred Seventy-Six Dollars ($11,621,276) that has been deposited into a separate account of Settlementcorp at Riggs National Bank and which is subject to a certain Escrow Agreement pursuant to Article 1.1(i) of Settlement Agreement dated October 6, 1995, between Dart and Ronald S. Haft. Consent to the entry of this Order does not constitute the entry of an appearance by any party in any action in which such party has not previously appeared, and is not a basis for the assertion of in personam jurisdiction with respect to any party otherwise subject to in personam jurisdiction;

       11. This Standstill Order shall continue in effect until further order of the Delaware Court of Chancery; and

       12. The Delaware Court of Chancery shall retain jurisdiction to make such modifications, amendments, or additions to this Standstill Order as may be necessary or appropriate upon application of any interest party and for good cause shown.

       SO ORDERED this 6th day of December 1995.


                                        /s/ WILLIAM T. ALLEN
                                        --------------------
                                              Chancellor




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